Exhibit 99.1

Data Published by Researchers from The Scripps Research Institute Demonstrate Potential for MYC Inhibitor Licensed by Sorrento Therapeutics

Proceedings of the National Academy of Sciences Study Shows Ability to Create Therapeutics Targeting Critical MYC Regulator for Potential Treatment of Cancer

SAN DIEGO, Aug. 18, 2014 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and its associated pain, today announced that data published in the Proceedings of the National Academy of Sciences (PNAS)1 demonstrate the potential for the MYC inhibitors that Sorrento licensed from The Scripps Research Institute (TSRI)2. The TSRI research team, led by Professors Kim D. Janda and Peter K. Vogt, reported in the study that function of the MYC regulator could be inhibited with small molecule compounds in cell culture and importantly in an experimental cancer animal model.

The MYC protein is a transcriptional factor, meaning it controls gene expression and has been recognized as an important determinant of cancer metabolism and protein synthesis. It is involved as a dominant factor in most human cancers and is rarely mutated, but rather its “gain of function” results from overexpression or gene amplification. Abnormal MYC activity is believed to be a key factor in breast, lung, colon, hematologic and other cancers, including Burkitt’s lymphoma, a fast-growing cancer that tends to strike children.

The small molecule MYC inhibitors interfere with the protein-protein interaction (PPI) between MYC and its obligatory dimerization partner, Max, preventing sequence-specific binding to DNA and subsequent initiation of oncogenic transformation. The unregulated expression of genes involved in cell proliferation, a key step in cancer growth, follows.

On July 21, 2014, Sorrento announced that preclinical development of a MYC inhibitor would be supported by a Phase 1 Small Business Technology Transfer Research (STTR) grant received from the National Cancer Institute (NCI), a division of the National Institutes of Health (NIH).

Professor Vogt, who is the EVP, CSO, & Professor at TSRI, co-discoverer of the MYC, jun, PI3K, & src oncogenes, and Sorrento’s collaborator on this project, noted earlier2 that “MYC has also been called the ‘emperor of oncogenes’. Targeting MYC with a small molecule inhibitor has been a daunting challenge and has given rise to the current dogma that MYC is ‘undruggable’. Numerous studies have strengthened MYC’s candidacy as a promising cancer drug target and also suggest that MYC inhibition might be therapeutic in many or most cancer types, irrespective of the underlying driving oncogenic mechanism. This clearly enhances the significance and importance of this potential scientific breakthrough.”

“Based on its dominant role in multiple forms of cancer, it is widely acknowledged that MYC is a very important but yet unsuccessfully pursued target for cancer therapy. We are excited to have these potent and unique inhibitors in our development portfolio,” said Henry Ji, Ph.D., President and Chief Executive Officer of Sorrento. “In addition, the funding from the NCI STTR grant will allow us to dedicate research support without diverting resources from other programs in our pipeline, such as the clinical development activities for Cynviloq™ and RTX.”

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about commencing its Cynviloq registrational trial; and the advances made in developing human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

[1]http://www.pnas.org/content/early/2014/08/07/1319488111.abstract

Inhibitor of MYC identified in a Krohnke pyridine library Jonathan R. Hart, Amanda L. Garner, Jing Yu, Yoshihiro Ito, Minghao Sun, Lynn Ueno, Jin-Kyu Rhee, Michael M. Baksh, Eduard Stefan, Markus Hartl, Klaus Bister, Peter K. Vogt, and Kim D. Janda; PNAS 2014; published ahead of print August 11, 2014, doi:10.1073/pnas.1319488111

[2]http://sorrentotherapeutics.com/news/news-display/?id=122544